Pricing supplement

To prospectus dated April 8, 2020,

prospectus supplement dated April 8, 2020, underlying supplement no. 1-II dated November 4, 2020 and product supplement no. 1-II dated November 4, 2020

Registration Statement Nos. 333-236659 and 333-236659-01 Dated May 12, 2021; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$2,615,000 Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. maturing May 14, 2036, subject to postponement as described below.
•	The notes are designed for investors who believe that (i) on each Accrual Determination Date during an Interest Period (a) the 30-Year U.S. Dollar ICE Swap Rate will be greater than or equal to the 2-Year U.S. Dollar ICE Swap Rate and (b) the Closing Level of each of the S&P 500® Index and the NASDAQ-100 Index® (each an “Index” and, collectively, the “Indices”) will remain at or above its Minimum Index Level (for each Index, 65.00% of its Initial Value) and (ii) the Closing Level of each of the S&P 500® Index and the NASDAQ-100 Index® will be greater than or equal to its respective Barrier Level of 60.00% of its Initial Value on the Observation Date.
•	The notes are designed for investors who seek periodic interest payments that will accrue at a per annum rate equal to 6.00%, provided that on each Accrual Determination Date during such Interest Period (i) the Spread (the 30-Year ICE Swap Rate minus the 2-Year ICE Swap Rate) is greater than or equal to 0.00% and (ii) the Closing Level of each Index is greater than or equal to its Minimum Index Level (for each Index, 65.00% of its Initial Value), and subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	At maturity, an investor in the notes will lose at least 40.00% of principal and may lose all of the initial investment in the notes if the Closing Level of either Index declines below its respective Barrier Level on the Observation Date.
•	If either (i) the Spread is less than zero or (ii) the level of either Index is less than its Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. In addition, investors should be willing to assume the risk that if the Final Value of either Index is less than its respective Barrier Level, they will lose at least 40.00% of their principal and may lose their entire principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the Interest Factor, of 6.00%. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.

•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in product supplement. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on May 12, 2021 and are expected to settle on or about May 14, 2021.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Payment at Maturity:

If the Final Value of each Index is greater than or equal to its respective Barrier Level, you will receive the principal amount of your notes at maturity.

If the Final Value of either Index is less than its respective Barrier Level, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Final Value of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.

Regardless of whether the Final Value of either Index is greater than, equal to or less than its Initial Value, at maturity you will also receive any accrued and unpaid interest on your notes.

Initial Value:	With respect to each Index, the Closing Level of that Index on the Pricing Date, which is 4,063.04 for the S&P 500® Index and 13,001.63 for the NASDAQ-100 Index®.
Final Value:	With respect to each Index, the Closing Level of that Index on the Observation Date
Index Return:	With respect to each Index, the Index Return is calculated as follows: (Final Value - Initial Value) Initial Value
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Return of the S&P 500® Index and the Index Return of the NASDAQ-100 Index®
Barrier Level:	With respect to each Index, 60.00% of its Initial Value, which is 2,437.824 for the S&P 500® Index and 7,800.978 for the NASDAQ-100 Index®
Redemption Feature:	On the 14th day of each February, May, August and November of each year, (each, a “Redemption Date”), commencing on May 14, 2022 and ending on the Maturity Date, we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement. If we intend to redeem your notes, we will deliver notice to The Depository Trust Company (“DTC”) at least 5 Business Days prior to the applicable Redemption Date.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 14th day of each February, May, August and November of each year, commencing on August 14, 2021 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
Interest Rate:

For each Interest Period, the Calculation Agent will determine the Interest Rate┼ per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-18 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$31.675	$968.325
Total	$2,615,000	$82,830.125	$2,532,169.875

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $31.675 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $900.20 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 12, 2021

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021464/dp139380_424b2-psupp1ii.htm
•	Underlying supplement no. 1-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021471/dp139381_424b2-usupp1ii.htm
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Interest Rate (Continued):	┼The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Interest Factor:	6.00%. The Interest Rate is a per annum rate and may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Spread:	With respect to each Interest Period, the 30-Year ICE Swap Rate minus the 2-Year ICE Swap Rate as determined on the applicable Accrual Determination Date.
Minimum Interest Rate:	With respect to each Interest Period, 0.00% per annum
Maximum Interest Rate:	With respect to each Interest Period, 6.00% per annum
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which (i) the Spread, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to 0.00%, (ii) the Closing Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to its Minimum Index Level and (iii) the Closing Level of the NASDAQ-100 Index®, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to its Minimum Index Level. If the Spread is less than 0.00% or the Closing Level of either of the S&P 500® Index or the NASDAQ-100 Index® is less than its Minimum Index Level, each as determined on the Accrual Determination Date relating to such calendar day, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event with respect to either Index occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	With respect to each Interest Period, each calendar day during such Interest Period. If any calendar day during an Interest Period is not a Trading Day, the Accrual Determination Date for such calendar day will be the Trading Day immediately preceding such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Closing Level:	(i) With respect to the S&P 500® Index on any Trading Day, the closing level of that Index or successor index, as applicable, as published on page “SPX Index” (or any successor page) of Bloomberg Professional® service (“Bloomberg”) or any successor service on such Trading Day and (ii) with respect to the NASDAQ-100 Index® on any Trading Day, the closing level of that Index or successor index, as applicable, as published on page “NDX Index” (or any successor page) of Bloomberg or any successor service on such Trading Day. In certain circumstances, the Closing Level of an Index will be based on the alternative calculation of that Index as described under “The Underlyings — Indices — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement.
Minimum Index Level:	With respect to each Index, 65.00% of its Initial Value, which is 2,640.976 for the S&P 500® Index and 8,451.0595 for the NASDAQ-100 Index®

JPMorgan Structured Investments —	PS- 1
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Trading Day:

A day, as determined by the Calculation Agent, that is (i) a U.S. Government Securities Business Day and (ii) a day

on which trading is generally conducted on (a) the relevant exchanges for securities underlying each Index or the relevant successor index, if applicable, and (b) the exchanges on which futures or options contracts related to each Index or the relevant successor index, if applicable, are traded.

Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
30-Year ICE Swap Rate:	With respect to any Accrual Determination Date, the 30-Year U.S. Dollar ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 30 years that appears on Reuters Screen ICESWAP1 Page (or any successor page) at approximately 11:00 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent. On the applicable Accrual Determination Date, if the 30-Year ICE Swap Rate cannot be determined by reference to Reuters Screen ICESWAP1 Page (or any successor page), then the Calculation Agent will determine the 30-Year ICE Swap Rate in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.
2-Year ICE Swap Rate:

With respect to any Accrual Determination Date, the 2-Year U.S. Dollar ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 2 years that appears on Reuters Screen ICESWAP1 Page (or any successor page) at approximately 11:00 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent. On the applicable Accrual Determination Date, if the 2-Year ICE Swap Rate cannot be determined by reference to Reuters Screen ICESWAP1 Page (or any successor page), then the Calculation Agent will determine the 2-Year ICE Swap Rate in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.

We refer to the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate each as a “ICE Swap Rate” and together as the “ICE Swap Rates”.

Pricing Date:	May 12, 2021
Original Issue Date (Settlement Date):	On or about May 14, 2021, subject to the Business Day Convention.
Observation Date*	May 9, 2036
Maturity Date*:	May 14, 2036, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48130UVZ5

* Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Postponement of the Maturity Date for Notes with a Payment at Maturity Linked to One or More Indices” and “General Terms of the Notes — Postponement of an Observation Date for Notes with a Payment at Maturity Linked to One or More Indices” in the accompanying product supplement.

JPMorgan Structured Investments —	PS- 2
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Final Value of each Index is not less than its respective Barrier Level. If the Final Value of either Index is less than its respective Barrier Level, for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value, you will lose an amount equal to 1% of the principal amount of your notes. If the Final Value of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.
•	EXPOSURE TO THE S&P 500® INDEX AND THE NASDAQ-100 INDEX® - The return on the notes at maturity is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the NASDAQ-100 Index®. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement. The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of the ICE Swap Rates, the S&P 500® Index or the NASDAQ-100 Index®, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For each Interest Period, the notes will pay at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods will be affected by both the levels of the ICE Swap Rates and the Closing Levels of the S&P 500® Index and the NASDAQ-100 Index® as described under “Interest Rate” on the cover of this pricing supplement, but will not reflect the performance of such rates or such Indices. During any Interest Period, in no event will the Interest Rate be greater than the Maximum Interest Rate of 6.00% per annum or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on May 14, 2022, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this pricing supplement and in the accompanying product supplement. If we intend to redeem your notes, we will deliver notice to DTC at least 5 Business Days prior to the applicable Redemption Date. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees or commissions described on the front cover of this pricing supplement.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-II. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under this treatment, any gain or loss recognized upon the sale, exchange, redemption or maturity of the notes should be treated as capital gain or loss. Any such capital gain or loss should be treated as long-term capital gain or loss if you held the notes for more than one year.

JPMorgan Structured Investments —	PS- 3
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. Holders should also note that a withholding tax of 30% could be imposed on payments made on the notes to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, Treasury regulations exclude from the scope of Section 871(m) instruments issued prior to 2023 that are not “delta-one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel, Sidley Austin llp, is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether, and the extent to which, the Lesser Performing Index Return is positive or negative. Your investment will be exposed to loss if the Final Value of either Index is less than its respective Barrier Level. If the Final Value of the Lesser Performing Index is less than its Barrier Level, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value. Accordingly, if the Final Value of either Index is less than its Barrier Level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive is not fixed, but will vary based on the Spread and the levels of the S&P 500® Index and the NASDAQ-100 Index® the over the course of each Interest Period. For each Interest Period, there is a Maximum Interest Rate per annum equal to the Interest Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the Spread and the Closing Levels of both the S&P 500® Index and the NASDAQ-100 Index® as described on the cover of this pricing supplement, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period will not exceed the applicable Interest Factor for such Interest Period, regardless of the Spread or appreciation in either the S&P 500® Index or the NASDAQ-100 Index®, which may be significant. Moreover, each calendar day during an Interest Period for which the Spread is less than 0.00% or the Closing Level of either the S&P 500® Index or the NASDAQ-100 Index® is less than the Minimum Index Level (each as determined based on the

JPMorgan Structured Investments —	PS- 4
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Spread and the levels of the S&P 500® Index and the NASDAQ-100 Index® on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. If the Spread is less than 0.00% or the Closing Level of either the S&P 500® Index or the NASDAQ-100 Index® is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

•	THE NOTES REFERENCE TWO EQUITY INDICES AND THE ICE SWAP RATES — If on any Accrual Determination Date (i) the Spread is less than 0.00% (ii) the Closing Level of the S&P 500® Index is less than the Minimum Index Level or (iii) the Closing Level of the NASDAQ-100 Index® is less than the Minimum Index Level, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. You should carefully consider the movement, current levels and overall trend in equity markets and swap rates, prior to purchasing these notes. Although the notes do not directly reference the level of the S&P 500® Index, the NASDAQ-100 Index® or the ICE Swap Rates, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES IS SUBJECT TO A MAXIMUM INTEREST RATE — For any Interest Period, the rate of interest payable on the notes is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes will not exceed the Maximum Interest Rate of 6.00% per annum. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of Each THE ICE Swap Rates, the S&P 500® Index AND THE NASDAQ-100 INDEX®— Your Interest Rate applicable to each Interest Period is not linked to the aggregate performance of the ICE Swap Rates, the S&P 500® Index and the NASDAQ-100 Index®. For instance, whether or not a calendar day is a Variable Day within an Interest Period will be contingent upon the Spread and the performance of the S&P 500® Index and the NASDAQ-100 Index® as determined on the applicable Accrual Determination Date. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the ICE Swap Rates, the S&P 500® Index and the NASDAQ-100 Index®. Poor performance of the 30-Year ICE Swap Rate, as compared to the 2-Year ICE Swap Rate (meaning that the Spread could be less than zero), or either Index (meaning that either Index decreases to be less than its Minimum Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by any positive performance of the others. Accordingly, your investment is subject to the performance risk of each of the ICE Swap Rates, the S&P 500® Index and the NASDAQ-100 Index®.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH INDEX – Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be exposed to the risks related to both of the Indices. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the Closing Level of each Index.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which will be affected by the Spread and the levels of the S&P 500® Index and the NASDAQ-100 Index®. If on any Accrual Determination Date (i) the Spread is less than zero or (ii) the level of either of the S&P 500® Index or the NASDAQ-100 Index® is less than its Minimum Index Level, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the ICE Swap Rates, the S&P 500® Index and the NASDAQ-100 Index®, or that are only linked to one of the ICE Swap Rates, the S&P 500® Index or the NASDAQ-100 Index®. We have no control over any fluctuations in the ICE Swap Rates, the S&P 500® Index or the NASDAQ-100 Index®.
•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE LESSER PERFORMING INDEX — If the notes are not called and the Final Value of either Index is less than its respective Barrier Level, you will lose at least 40.00% of your investment in the notes and may lose all of your investment.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL SPREAD OR The ACTUAL LEVELS OF the S&P 500® Index or the NASDAQ-100 Index® — The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Spread and the same Closing Levels of the S&P 500® Index and the NASDAQ-100 Index® to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Spread and the Closing Levels used will be the Spread and the Closing Level of the S&P 500® Index and the NASDAQ-100 Index® on the first Trading Day immediately preceding the Exclusion Period,

JPMorgan Structured Investments —	PS- 5
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

regardless of what the actual Spread or the actual closing levels of the S&P 500® Index or the NASDAQ-100 Index® are for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual Spread or the actual Closing Levels of the S&P 500® Index or the NASDAQ-100 Index®, which will in turn affect the Interest Rate calculation.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDICES — If the notes are not called and the Final Value of each Index is greater than or equal to its respective Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of either Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Index during the term of the notes.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Spread is less than 0.00% or the Closing Level of either the S&P 500® Index or the NASDAQ-100 Index® is less than the Minimum Index Level for an entire Interest Period. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If we intend to redeem your notes, we will deliver notice to DTC at least 5 Business Days prior to the applicable Redemption Date. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index or the NASDAQ-100 Index® would have.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — The variable Interest Rate for all Interest Periods will be determined based on the Accrual Provision set forth on the cover of this pricing supplement, which is contingent upon the Spread and the Closing Levels of the S&P 500® Index and the NASDAQ-100 Index® and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — The rate at which the notes accrue interest for an Interest Period will be based on the Spread and the Closing Levels of the S&P 500® Index and the NASDAQ-100 Index® on the applicable Accrual Determination Date, subject to the Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time, the amount of interest that accrues on the notes may be severely limited.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the

JPMorgan Structured Investments —	PS- 6
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE NASDAQ-100 INDEX® — Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	THE INTEREST RATE ON THE NOTES IS BASED, IN PART, ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year ICE Swap Rate minus (b) the 2-Year ICE Swap Rate. The ICE Swap Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the ICE Swap Rates or may be partially offset by other factors. We cannot predict the factors that may cause the ICE Swap Rates, and consequently the Spread, to increase or decrease. Either a zero or negative Spread (indicating that the 30-Year ICE Swap Rate is equal to or less than the 2-Year ICE Swap Rate) on an Accrual Determination Date will cause a decrease in the Interest Rate for the corresponding Interest Period. The amount of interest you accrue on the notes in any Interest Period may therefore decrease even if either or both of the ICE Swap Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period may be equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market

JPMorgan Structured Investments —	PS- 7
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the ICE Swap Rates;
•	the performance of the Indices;
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Index;
•	the expected positive or negative correlation between the ICE Swap Rates, the S&P 500® Index and the NASDAQ-100 Index® or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Like many long- term notes with short term call dates, secondary prices can drop sharply if the market shifts from assuming a call to assuming the note will be left outstanding indefinitely, particularly when after the call date passes, the payout shifts from fixed rate to floating.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF EACH INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the Closing Level for either Index declines, even if such

JPMorgan Structured Investments —	PS- 8
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Closing Level has not declined below the applicable Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity.  If both interest rates rise and either Closing Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the ICE Swap Rates or the Indices, or if the amount payable at maturity was not linked to the performance of the Lesser Performing Index relative to its respective Barrier Level.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the Spread is greater than or equal to 0.00% and the Closing Levels of the S&P 500® Index or the NASDAQ-100 Index® are greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.
•	The INTEREST RATE will be affected by a number of factors — The interest rate will depend primarily on the ICE Swap Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:
•	changes in, or perceptions, about the future ICE Swap Rates;
•	general economic conditions;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The ICE Swap Rates may be volatile — The ICE Swap Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	THE 30-YEAR ICE SWAP RATE AND THE 2-YEAR ICE SWAP RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate are calculated will continue in its current form. Any changes in the method of calculation could reduce the 30-Year ICE Swap Rate and/or the 2-Year ICE Swap Rate and may negatively impact the Spread and, therefore, the interest payable on the notes.
•	UNCERTAINTY ABOUT THE FUTURE OF LIBOR MAY ADVERSELY AFFECT THE 30-YEAR ICE SWAP RATE AND THE 2-YEAR ICE SWAP RATE — The 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate are based on a hypothetical interest rate swap referencing the U.S. Dollar London Interbank Offered Rate (“LIBOR”) with a designated maturity of three months. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that all LIBOR settings will either cease to be provided by any administrator or no longer be representative: (a) immediately after December 31, 2021, in the case of the 1-week and 2-month U.S. dollar settings; and (b) immediately after June 30, 2023, in the case of the remaining U.S. dollar settings. Based on undertakings received from the panel banks, the FCA does not expect that any LIBOR settings will become unrepresentative before the relevant dates set out above. Representative LIBOR rates will not, however, be available beyond the dates set out above. Publication of most of the LIBOR settings will cease immediately after these dates. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before these dates or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate during the term of the notes and your return on the notes and the trading market for the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate securities, including the notes.

JPMorgan Structured Investments —	PS- 9
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

•	THE 30-YEAR ICE SWAP RATE AND THE 2-YEAR ICE SWAP RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF THEY ARE DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE INTEREST RATE — If on an Accrual Determination Date, the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate cannot be determined by reference to Reuters Screen ICESWAP1 Page (or any successor page) at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps, will determine the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate for that Accrual Determination Date in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Accrual Determination Date that the relevant rate for U.S. dollar swaps has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate for that Accrual Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant rate for U.S. dollar swaps or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant rate for U.S. dollar swaps. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the Business Day Convention, the Interest Accrual Convention, the definitions of business day, Day Count Fraction and Accrual Determination Dates and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Spread on the Accrual Determination Date and the Interest Rate which could adversely affect the return on and the market value of the notes. See “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.

•	the 30-Year ICE SWAP RATE or the 2-Year ICE Swap Rate May Not Be Published on aN ACCRUAL Determination DATE — Even if the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate is not permanently discontinued, such rate may not be available on Reuters Screen ICESWAP1 Page (or any successor page) on an Accrual Determination Date because such rate is not published by the Intercontinental Exchange (ICE). The 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate may not be published by the ICE for various reasons. Recently, the frequency at which no ICE Swap Rate was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. If the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate cannot be determined using the Reuters Screen ICESWAP1 Page (or any successor page) due to the non-publication of such rate on an Accrual Determination Date, such rate may be determined by the Calculation Agent in its sole discretion.

JPMorgan Structured Investments —	PS- 10
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date, the Interest Factor is 6.00% and the actual number of days in the applicable Interest Period is 90. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The number of Variable Days in the Interest Period is 30, therefore, the Interest Rate per annum for the Interest Period is equal to 2.00% per annum calculated as follows:

6.00% × (30 / 90) = 2.00% per annum

Example 2: The number of Variable Days in the Interest Period is 90, therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 6.00% per annum, calculated as follows:

6.00% × (90 / 90) = 6.00% per annum

Example 3: The number of Variable Days in the Interest Period is 45, therefore, the Interest Rate per annum for the Interest Period is equal to 3.00% per annum, calculated as follows:

6.00% × (45 / 90) = 3.00% per annum

Example 4: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to the Minimum Interest Rate of 0.00% per annum.

JPMorgan Structured Investments —	PS- 11
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed an Initial Value of 4,100 for the S&P 500® Index and an Initial Value of 13,900 for the NASDAQ-100 Index® and Barrier Levels of 2,460 and 8,340, respectively, and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the S&P 500® Index increases from its Initial Value of 4,100 to a Final Value of 4,400. The level of the NASDAQ-100 Index® increases from its Initial Value of 13,900 to a Final Value of 15,000. Because the Final Value of both Indices is greater than or equal to their respective Initial Values, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the S&P 500® Index decreases from its Initial Value of 4,100 to a Final Value of 2,800. The level of the NASDAQ-100 Index® increases from its Initial Value of 13,900 to a Final Value of 14,500. The S&P 500® Index is the Lesser Performing Index. Although the Index Return of the Lesser Performing Index is negative, because the Final Value of 2,800 is not less than its Barrier Level of 2,460, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the S&P 500® Index decreases from its Initial Value of 4,100 to a Final Value of 1,435. The level of the NASDAQ-100 Index® increases from its Initial Value of 13,900 to a Final Value of 14,900. The S&P 500® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Final Value of 1,435 is less than its Barrier Level of 2,460, the investor receives a payment at maturity of $350.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -65.00%) = $350.00

Example 4: The level of the S&P 500® Index increases from its Initial Value of 4,100 to a Final Value of 5,200. The level of the NASDAQ-100 Index® decreases from its Initial Value of 13,900 to a Final Value of 0. The NASDAQ-100 Index® is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Final Value of 0 is less than its Barrier Level of 8,340, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 12
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

What is an ICE Swap Rate?

An ICE Swap Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on Reuters Screen ICESWAP1 Page (or any successor page) at approximately 11:00 a.m., New York City time, on each Accrual Determination Date, as determined by the Calculation Agent. The “Designated Maturity” is 2 years or 30 years, as the case may be, depending on whether the 2-Year ICE Swap Rate or the 30-Year ICE Swap Rate is being calculated. On the applicable Accrual Determination Date, if the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate cannot be determined by reference to Reuters Screen ICESWAP1 Page (or any successor page), then the Calculation Agent will determine the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate, as applicable, in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement and “and “Selected Risk Considerations — The 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate May Be Determined by the Calculation Agent in its Sole Discretion or, if They Are Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Interest Rate.”

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

What is the NASDAQ-100 Index®?

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

JPMorgan Structured Investments —	PS- 13
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Historical Information

The following graphs set forth the weekly historical performance of the ICE Swap Rates and the Spread from January 4, 2016 through May 7, 2021. Please note that recently, the frequency at which no ICE Swap Rate was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year ICE Swap Rate, as it appeared on Reuters Screen ICESWAP1 Page on May 12, 2021 was 2.088%. The 2-Year ICE Swap Rate, as it appeared on Reuters Screen ICESWAP1 Page on May 12, 2021 was 0.272%. The Spread on May 12, 2021 was 1.816%.

The ICE Swap Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the ICE Swap Rates published on Reuters Screen ICESWAP Page at approximately 11:00 a.m., New York City time. The historical ICE Swap Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the ICE Swap Rates or the Spread on any Accrual Determination Date. We cannot give you assurance that the performance of the ICE Swap Rates and the Spread will result in any positive interest payments in any Interest Period.

JPMorgan Structured Investments —	PS- 14
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 4, 2016 through May 7, 2021. The Index closing level on May 12, 2021 was 4,063.04.

We obtained the Closing Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

The following graph sets forth the weekly historical performance of the NASDAQ-100 Index® for the period from January 4, 2016 through May 7, 2021. The Index closing level on May 12, 2021 was 13,001.63.

We obtained the Closing Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

JPMorgan Structured Investments —	PS- 15
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

JPMorgan Structured Investments —	PS- 16
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS- 17
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than The Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-37 of the accompanying product supplement are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the second business day following the pricing date of the notes (this settlement cycle being referred to as T+2).

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2020, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 26, 2020.

JPMorgan Structured Investments —	PS- 18
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar ICE Swap Rate, the 2-Year U.S. Dollar ICE Swap Rate, the S&P 500® Index and the NASDAQ-100 Index® due May 14, 2036